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                                                                    EXHIBIT 99.4


                      CONSENT OF LAZARD FRERES & CO. LLC



     We hereby consent to all references to Lazard Freres & Co. LLC in the section captioned "The Merger" as shown in the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 filed by Associated Wholesale Grocers Group, Inc. on August 21, 1996. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                       /s/ LAZARD FRERES & CO. LLC



New York, New York
August 21, 1996